Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3 No. 333-260828) and related Prospectus of Science 37 Holdings, Inc. for the registration of up to 103,576,231 shares of common stock and to the incorporation by reference therein of our report dated March 6, 2023, with respect to the consolidated financial statements of Science 37 Holdings, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst and Young LLP

Los Angeles, California

March 6, 2023